Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
July 22, 2021	Matt Needham, Investor Relations / Media Contact
matt@crossfirst.com / (913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports Second Quarter 2021 Results

Second Quarter 2021 Key Financial Performance Metrics

Net Income	Diluted EPS	PTPP	Net Interest Margin (FTE)	Efficiency Ratio	Book Value per Common Share
$15.6 million	$0.30	$22.3 million	3.12%	53.61%	$12.50

LEAWOOD, Kan., July 22, 2021 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the second quarter of 2021, with net income of $15.6 million, or $0.30 per diluted share, and year-to-date net income of $27.6 million, or $0.53 per diluted share.

CEO Commentary:
"During the second quarter, we achieved the strongest profitability in the Company's history and I am extremely proud of our team for executing on several key strategic initiatives that provides a foundation for future growth and success," said CrossFirst’s CEO and President, Mike Maddox. "The Company took several steps to improve the efficiency of the balance sheet and reduce excess liquidity, which resulted in stronger performance metrics, improved margin, and stronger core earnings power. We grew our operating revenue 6% from the previous quarter and our asset quality metrics improved with the strengthening of the loan portfolio and economic recovery. We made great progress on our expansion efforts in Arizona and Frisco, which we believe will create long term value for the organization."

2021 Second Quarter Highlights:
•$5.3 billion of assets with 10% operating revenue growth compared to the second quarter of 2020
•Return on Average Assets of 1.10% and a Return on Equity of 9.86%
•Efficiency ratio of 53.61% for the second quarter of 2021 and a non-GAAP core efficiency ratio of 53.34% after adjusting for nonrecurring or non-core items and tax equivalent interest
•Net Interest Margin (Fully Tax-Equivalent) of 3.12% compared to 3.00% in the previous quarter
•Demand deposit growth of 3% from the previous quarter and 9% from same quarter last year; increased to 19% of total deposits
•Completed the $20 million share repurchase program at a weighted average price of $12.68
•Book value per share of $12.50 at June 30, 2021 compared to $11.66 at June 30, 2020

	Quarter-to-Date		Year-to-Date
	June 30,		June 30,
(Dollars in millions except per share data)	2020	2021	2020	2021

Operating revenue(1)	$43.8	$48.2	$84.1	$93.4
Net income (loss)	$(7.4)	$15.6	$(3.5)	$27.6
Diluted earnings (loss) per share	$(0.14)	$0.30	$(0.07)	$0.53
Return on average assets	(0.54)%	1.10%	(0.14)%	0.97%
Return on average common equity	(4.84)%	9.86%	(1.15)%	8.84%
Non-GAAP core return on average tangible common equity(2)	0.03%	9.02%	1.30%	8.42%
Net interest margin	3.14%	3.07%	3.16%	3.01%
Net interest margin, fully tax-equivalent(3)	3.19%	3.12%	3.22%	3.06%
Efficiency ratio	70.81%	53.61%	63.29%	52.06%
Non-GAAP core operating efficiency ratio, tax-equivalent(2)(3)	53.09%	53.34%	53.61%	51.51%
(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of these measures.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.

COVID-19 and Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs Update
During the second quarter of 2021, the Company operated with open lobbies to the public, and it opened offices for employees, but remains flexible to respond to possible changes to federal, state and local requirements in the event of the COVID-19 pandemic's resurgence. As of June 30, 2021, the Company retained $197 million in loans produced through the Paycheck Protection Program ("PPP"), and the Company will continue to work through the forgiveness process for those loans with the Small Business Administration ("SBA"). In addition to PPP loans, we granted loan modifications and payment deferrals for many customers who requested additional relief. As of June 30, 2021, the Company still had several modified loans related to COVID-19, mostly in industries such as hospitality, entertainment, travel or other recreational activities directly impacted from the lockdowns.
Income from Operations
Net Interest Income
The Company produced interest income of $48.5 million for the second quarter of 2021, a decrease of 5% from the second quarter of 2020 and a slight increase from the previous quarter. Interest income was down from the second quarter of 2020 primarily due to the impact of lower market interest rates and increased competition for loans, which led to lower loan and bond yields. Average earning assets totaled $5.5 billion for the second quarter of 2021, an increase of $264 million or 5% from the same quarter in 2020. The tax-equivalent yield on earning assets increased from 3.50% to 3.57% during the second quarter of 2021, and was down from 3.96% recorded in the second quarter of 2020, primarily due to the movement of variable rate assets indexed to lower market rates. Year-to-date, the Company produced interest income of $96.6 million, which declined compared to the same period in 2020 primarily with the yield movements on earning assets.
Interest expense for the second quarter of 2021 was $6.2 million, or 39% lower than the second quarter of 2020 and 13% lower than the previous quarter. While average interest-bearing deposits increased to $3.9 billion in the second quarter of 2021, or a 11% increase from the same prior year period, overall interest expense on interest-bearing deposits continued to decline as a result of repricing due to lower market interest rates. Non-deposit funding costs for the second quarter of 2021 remained at 1.79%, while overall cost of funds for the quarter was 0.49%, compared to 0.56% for the first quarter of 2021. Year-to-date, the Company incurred interest expense of $13.2 million, a decrease of 49% from the same period in the prior year.

Net interest income totaled $42.3 million for the second quarter of 2021 or 3% higher than the first quarter of 2021, and 3% higher than the second quarter of 2020. Tax-equivalent net interest margin increased to 3.12% in the current quarter, from 3.00% in the previous quarter, and declined from 3.19% in the same quarter in 2020. The lower year-over-year yields reflect the repricing impact from a lower rate environment and lower priced new loans originated in the first quarter of 2021. The reduction of excess cash on the balance sheet improved overall margin during the second quarter of 2021 compared to the first quarter of 2021. During the second quarter of 2021, CrossFirst realized $2.1 million in fees primarily from the forgiveness of $139 million of PPP loans. The PPP loans yielded 3.84% for the current quarter and the Company will continue to recognize fees over the life of the loans or as the loans are forgiven. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the second quarter of 2021. Year-to-date net interest income grew to $83.4 million, an increase of 5% from the same period in the prior year, while tax-equivalent net interest margin declined to 3.06% from 3.22%.
Non-Interest Income
Non-interest income increased $3.2 million in the second quarter of 2021 or 121% compared to the same quarter of 2020 and increased $1.7 million or 41% compared to the first quarter of 2021. During the second quarter of 2021, the Company recorded an increase of $0.6 million in credit card fees, $0.5 million in service charge income, and recognized a one-time $1.8 million benefit in bank-owned life insurance proceeds compared to the same quarter in 2020, which were the primary drivers of quarterly and year-to-date non-interest income growth. Year-to-date non-interest income was up $5.2 million or 111% compared to the same period in the prior year.

CROSSFIRST BANKSHARES, INC.
Non-Interest Expense
Non-interest expense for the second quarter of 2021 was $25.8 million, which decreased 17% compared to the second quarter of 2020 and increased 13% from the first quarter of 2021. Salaries and benefit costs were higher in the current quarter by $2.1 million compared to the prior quarter and $1.7 million higher than the same quarter in the prior year mainly due to increased hiring for planned expansion efforts and a one-time $0.7 million dollar compensation benefit to a former executive. In addition, the Company recorded a $0.6 million valuation write-down on a foreclosed property held for sale on the balance sheet that increased non-interest expense for the second quarter of 2021. Year-to-date non-interest expense also decreased from the same period in the prior year primarily due to a one-time non-cash expense recorded in the second quarter of 2020. Overall, the Company continues to benefit from reduced travel, entertainment, and other discretionary spending as a result of the COVID-19 pandemic.

CrossFirst’s effective tax rate for the second quarter of 2021 was 17% as compared to 10% for the second quarter of 2020. The 2021 quarter-to-date income tax expense was impacted by a $27.1 million increase in income before income taxes that increased taxes at the statutory rate by $5.7 million. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the second quarter of 2021, total assets decreased by $687 million or 11% compared to March 31, 2021 and $151 million or 3% compared to June 30, 2020. As part of the Company's efforts to improve the efficiency of its balance sheet, $162 million in PPP loans were forgiven and the Company reduced its first quarter cash position by over $400 million through a reduction of non-core wholesale, brokered, and institutional deposits. During the second quarter of 2021, available-for-sale investment securities increased $27 million to $712 million compared to March 31, 2021, while the overall average for the second quarter was $720 million. The securities yields increased 4 basis points to a tax equivalent yield of 2.93% for the second quarter of 2021 compared to the prior quarter.
Loan Results
The Company experienced a decrease in average loans of 2% since March 31, 2021, but increased average loans 1% year-over-year from June 30, 2020. The reduction in average loans was primarily a result of PPP forgiveness and pay downs of lower yielding commercial and industrial lines drawn on through the pandemic, which enhanced the previous quarter loan yields. Loan yields increased 5 basis points to 3.99% during the second quarter and declined 29 basis points over the last twelve months, commensurate with adjustable rate loan movements during 2020, competitive pricing from persistently low interest rates and related loan repricing.

(Dollars in millions)	2Q20	3Q20	4Q20	1Q21	2Q21	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial and industrial	$1,381	$1,308	$1,367	$1,329	$1,221	28%	$(108)	(8)%	$(160)	(12)%
Energy	404	393	381	351	341	8	(10)	(3)	(63)	(16)
Commercial real estate	1,115	1,169	1,194	1,183	1,203	27	20	2	88	8
Construction and land development	651	617	585	598	633	14	35	6	(18)	(3)
Residential real estate	517	583	664	688	659	15	(29)	(4)	142	27
Paycheck Protection Program	245	362	258	308	296	7	(12)	(4)	51	21
Consumer	44	45	45	50	56	1	6	12	12	27
Total	$4,357	$4,477	$4,494	$4,507	$4,409	100%	$(98)	(2)%	$52	1%

Yield on average loans for the period ending	4.28%	3.90%	4.00%	3.94%	3.99%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.
Deposit & Other Borrowing Results
The Company experienced an average reduction in deposits of 2% since March 31, 2021, and increased average deposits 10% year-over-year from June 30, 2020. After improving the efficiency of the balance sheet, the Company ended the quarter with a loan to deposit ratio of 97% at the end of the quarter compared to 89% at the end of the previous quarter. The deposit decrease for the quarter was primarily driven by a reduction in wholesale and institutional funded time deposits, transaction deposits, and money market accounts. In addition, the Company continued to improve the overall cost of deposits as the cost of interest bearing deposits declined 7 basis points during the second quarter of 2021, reflective of changes made to deposit pricing. The cost of interest bearing deposits has declined 45 basis points over the last twelve months primarily as a result of the lower interest rate environment.

(Dollars in millions)	2Q20	3Q20	4Q20	1Q21	2Q21	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$746	$714	$732	$731	$802	17%	$71	10%	$56	8%
Transaction deposits	414	460	575	717	665	14%	(52)	(7)%	251	61%
Savings and money market deposits	1,933	1,995	2,158	2,422	2,385	51%	(37)	(2)%	452	23%
Time deposits	1,195	1,175	1,087	972	869	18%	(103)	(11)%	(326)	(27)%
Total	$4,288	$4,344	$4,552	$4,842	$4,721	100%	$(121)	(2)%	$433	10%

Cost of deposits for the period ending	0.79%	0.67%	0.58%	0.48%	0.41%
Cost of interest-bearing deposits for the period ending	0.95%	0.80%	0.69%	0.57%	0.50%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At June 30, 2021, other borrowings totaled $284 million, as compared to $287 million at March 31, 2021, and $501 million at June 30, 2020.

Asset Quality Position
Credit quality metrics generally improved during the second quarter of 2021 as classified assets decreased nearly $100 million and nonperforming assets to total assets decreased to 1.09% from 1.15% in the previous quarter. The improvement in credit metrics were primarily derived from upgrades in COVID-19 impacted segments and the Energy portfolio. Net charge-offs were $2.6 million for the second quarter of 2021 as compared to $8.2 million for the first quarter of 2021. The charge-offs for the current quarter were primarily related to several commercial and industrial credits partially impacted by COVID-19.

Overall credit risk remained elevated as the Company added $3.5 million to the allowance for loan loss due to changes in risk factors, charge-off activity, and the continued economic uncertainty regarding the recovery speed from the pandemic. The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	2Q20	3Q20	4Q20	1Q21	2Q21
Non-accrual loans	$37.5	$75.6	$75.1	$63.3	$54.7
Other real estate owned	2.5	2.3	2.3	2.3	1.7
Nonperforming assets	40.3	82.2	78.4	68.9	58.1
Loans 90+ days past due and still accruing	0.2	4.3	1.0	3.2	1.8
Loans 30 - 89 days past due	34.9	45.4	18.1	11.0	18.8
Net charge-offs (recoveries)	1.3	6.0	11.6	8.2	2.6

Asset quality metrics (%)	2Q20	3Q20	4Q20	1Q21	2Q21
Nonperforming assets to total assets	0.74%	1.49%	1.39%	1.15%	1.09%
Allowance for loan loss to total loans	1.61	1.70	1.70	1.65	1.78
Allowance for loan loss to nonperforming loans	189	95	99	112	134
Net charge-offs (recoveries) to average loans(1)	0.12	0.54	1.03	0.74	0.23
Provision to average loans(1)	1.94	0.97	0.96	0.67	0.32
Classified Loans / (Total Capital + ALLL)	34.9	43.2	40.9	38.2	24.0
(1) Interim periods annualized.

CROSSFIRST BANKSHARES, INC.
Capital Position
At June 30, 2021, stockholders' equity totaled $637 million, or $12.50 per share, compared to $624 million, or $12.08 per share, at December 31, 2020. During the second quarter of 2021, CrossFirst completed its $20 million share repurchase program by purchasing 1,573,806 shares of common stock under the program at a weighted average price of $12.68 per share.
The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 12% and the total capital to risk-weighted assets was approximately 14% at June 30, 2021. The Company remains well-capitalized.
Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss second quarter 2021 results on Thursday, July 22, 2021, at 4 p.m. CDT / 5 p.m. EDT. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstBankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 9690426. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until July 29, 2021, accessible at (855) 859-2056 with conference ID no. 9690426.
Cautionary Notice about Forward-Looking Statements
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.
About CrossFirst
CrossFirst Bankshares, Inc. (Nasdaq: CFB) is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst has nine full-service banking locations in Kansas, Missouri, Oklahoma, Texas, and Arizona that offer products and services to businesses, professionals, individuals, and families.

Unaudited Financial Tables

◦Table 1. Consolidated Balance Sheets
◦Table 2. Consolidated Statements of Operations
◦Table 3. 2020 - 2021 Year-to-Date Analysis of Changes in Net Interest Income
◦Table 4. 2020 - 2021 Quarterly Analysis of Changes in Net Interest Income
◦Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.
TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2020	June 30, 2021
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$408,810	$220,814
Available-for-sale securities - taxable	177,238	187,553
Available-for-sale securities - tax-exempt	477,350	524,664
Loans, net of allowance for loan losses of $75,295 and $75,493 at December 31, 2020 and June 30, 2021, respectively	4,366,602	4,162,451
Premises and equipment, net	70,509	67,918
Restricted equity securities	15,543	13,329
Interest receivable	17,236	15,816
Foreclosed assets held for sale	2,347	1,718
Bank-owned life insurance	67,498	66,676
Other	56,170	50,495
Total assets	$5,659,303	$5,311,434
Liabilities and stockholders’ equity
Deposits
Noninterest bearing	$718,459	$818,887
Savings, NOW and money market	2,932,799	2,733,693
Time	1,043,482	804,047
Total deposits	4,694,740	4,356,627
Federal funds purchased and repurchase agreements	2,306	—
Federal Home Loan Bank advances	293,100	283,100
Other borrowings	963	986
Interest payable and other liabilities	43,766	33,531
Total liabilities	5,034,875	4,674,244
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 52,289,129 and 52,532,486 shares at December 31, 2020 and June 30, 2021, respectively	523	525
Treasury stock, at cost:
609,613 and 1,573,806 shares held at December 31, 2020 and June 30, 2021, respectively	(6,061)	(20,000)
Additional paid-in capital	522,911	524,637
Retained earnings	77,652	105,299
Accumulated other comprehensive income	29,403	26,729
Total stockholders’ equity	624,428	637,190
Total liabilities and stockholders’ equity	$5,659,303	$5,311,434

CROSSFIRST BANKSHARES, INC.
    TABLE 2. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$46,323	$43,846	$94,662	$87,604
Available for sale securities - Taxable	1,358	869	3,132	1,620
Available for sale securities - Tax-exempt	3,260	3,497	6,572	6,848
Deposits with financial institutions	45	110	536	238
Dividends on bank stocks	268	162	560	327
Total interest income	51,254	48,484	105,462	96,637
Interest Expense
Deposits	8,405	4,850	22,677	10,578
Fed funds purchased and repurchase agreements	46	2	108	3
Advances from Federal Home Loan Bank	1,620	1,280	3,231	2,563
Other borrowings	26	24	61	48
Total interest expense	10,097	6,156	26,077	13,192
Net Interest Income	41,157	42,328	79,385	83,445
Provision for Loan Losses	21,000	3,500	34,950	11,000
Net Interest Income after Provision for Loan Losses	20,157	38,828	44,435	72,445
Non-Interest Income
Service charges and fees on customer accounts	647	1,177	1,155	2,134
Realized gain (loss) on available-for-sale securities	320	(13)	713	(3)
Income from bank-owned life insurance	453	2,245	909	2,661
Swap fees and credit valuation adjustments, net	(32)	(30)	(41)	125
ATM and credit card interchange income	896	1,506	1,381	3,834
Other non-interest income	350	940	612	1,218
Total non-interest income	2,634	5,825	4,729	9,969
Non-Interest Expense
Salaries and employee benefits	14,004	15,660	28,394	29,213
Occupancy	2,045	2,397	4,130	4,891
Professional fees	1,295	1,138	1,966	1,920
Deposit insurance premiums	1,039	917	2,055	2,068
Data processing	721	720	1,413	1,436
Advertising	223	435	723	738
Software and communication	937	1,034	1,813	2,099
Foreclosed assets, net	1,135	665	1,154	715
Goodwill impairment	7,397	—	7,397	—
Other non-interest expense	2,214	2,847	4,188	5,551
Total non-interest expense	31,010	25,813	53,233	48,631
Net Income (Loss) Before Taxes	(8,219)	18,840	(4,069)	33,783
Income tax expense (benefit)	(863)	3,263	(570)	6,171
Net Income (Loss)	(7,356)	15,577	$(3,499)	$27,612
Basic Earnings (Loss) Per Share	$(0.14)	$0.30	$(0.07)	$0.54
Diluted Earnings (Loss) Share	$(0.14)	$0.30	$(0.07)	$0.53

CROSSFIRST BANKSHARES, INC.
TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
(UNAUDITED)

	Six Months Ended
	June 30,
	2020			2021
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$299,456	$3,692	2.48%	$214,178	$1,947	1.83%
Securities - tax-exempt(1)	444,948	7,952	3.59	494,297	8,286	3.38
Federal funds sold	2,057	18	1.74	—	—	—
Interest-bearing deposits in other banks	172,294	518	0.60	429,930	238	0.11
Gross loans, net of unearned income(2)	4,132,279	94,662	4.61	4,457,792	87,604	3.96
Total interest-earning assets(1)	5,051,034	$106,842	4.25%	5,596,197	$98,075	3.53%
Allowance for loan losses	(59,267)			(77,552)
Other non-interest-earning assets	218,043			216,913
Total assets	$5,209,810			$5,735,558
Interest-bearing liabilities
Transaction deposits	$377,883	$1,131	0.60%	$690,514	$677	0.20%
Savings and money market deposits	1,909,881	9,388	0.99	2,403,318	4,495	0.38
Time deposits	1,180,704	12,158	2.07	920,307	5,406	1.18
Total interest-bearing deposits	3,468,468	22,677	1.31	4,014,139	10,578	0.53
FHLB and short-term borrowings	444,141	3,342	1.51	289,039	2,566	1.79
Trust preferred securities, net of fair value adjustments	928	58	12.64	971	48	9.89
Non-interest-bearing deposits	643,659	—	—	766,725	—	—
Cost of funds	4,557,196	$26,077	1.15%	5,070,874	$13,192	0.52%
Other liabilities	40,406			35,017
Stockholders’ equity	612,208			629,667
Total liabilities and stockholders' equity	$5,209,810			$5,735,558
Net interest income(1)		$80,765			$84,883
Net interest spread(1)			3.10%			3.01%
Net interest margin(1)			3.22%			3.06%
(1) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

YEAR-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Six Months Ended
	June 30, 2021 over 2020
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(909)	$(836)	$(1,745)
Securities - tax-exempt(1)	825	(491)	334
Federal funds sold	(18)	—	(18)
Interest-bearing deposits in other banks	361	(641)	(280)
Gross loans, net of unearned income	7,019	(14,077)	(7,058)
Total interest income(1)	7,278	(16,045)	(8,767)
Interest Expense
Transaction deposits	579	(1,033)	(454)
Savings and money market deposits	1,968	(6,861)	(4,893)
Time deposits	(2,289)	(4,463)	(6,752)
Total interest-bearing deposits	258	(12,357)	(12,099)
FHLB and short-term borrowings	(1,312)	536	(776)
Trust preferred securities, net of fair value adjustments	3	(13)	(10)
Total interest expense	(1,051)	(11,834)	(12,885)
Net interest income(1)	$8,329	$(4,211)	$4,118

(1) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income income taxes. The incremental income income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 4. 2020 - 2021 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	June 30,
	2020			2021
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$290,342	$1,626	2.25%	$211,158	$1,031	1.96%
Securities - tax-exempt(1)	438,525	3,945	3.62	508,483	4,231	3.34
Federal funds sold	—	—	—	—	—	—
Interest-bearing deposits in other banks	186,388	45	0.10	407,801	110	0.11
Gross loans, net of unearned income(2) (3)	4,357,055	46,323	4.28	4,409,280	43,846	3.99
Total interest-earning assets(1)	5,272,310	$51,939	3.96%	5,536,722	$49,218	3.57%
Allowance for loan losses	(60,889)			(76,741)
Other non-interest-earning assets	230,092			213,657
Total assets	$5,441,513			$5,673,638
Interest-bearing liabilities
Transaction deposits	$413,870	$266	0.26%	$664,552	$313	0.19%
Savings and money market deposits	1,932,723	2,653	0.55	2,385,074	2,107	0.35
Time deposits	1,195,445	5,486	1.85	869,176	2,430	1.12
Total interest-bearing deposits	3,542,038	8,405	0.95	3,918,802	4,850	0.50
FHLB and short-term borrowings	496,556	1,668	1.35	287,904	1,282	1.79
Trust preferred securities, net of fair value adjustments	933	24	10.61	976	24	9.82
Non-interest-bearing deposits	745,864	—	—	801,591	—	—
Cost of funds	4,785,391	$10,097	0.85%	5,009,273	$6,156	0.49%
Other liabilities	44,656			30,948
Total stockholders' equity	611,466			633,417
Total liabilities and stockholders' equity	$5,441,513			$5,673,638
Net interest income(1)		$41,842			$43,062
Net interest spread(1)			3.11%			3.08%
Net interest margin(1)			3.19%			3.12%

(1) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average gross loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	June 30, 2021 over 2020
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(404)	$(191)	$(595)
Securities - tax-exempt(1)	604	(318)	286
Federal funds sold	—	—	—
Interest-bearing deposits in other banks	59	6	65
Gross loans, net of unearned income	575	(3,052)	(2,477)
Total interest income(1)	834	(3,555)	(2,721)
Interest Expense
Transaction deposits	133	(86)	47
Savings and money market deposits	541	(1,087)	(546)
Time deposits	(1,249)	(1,807)	(3,056)
Total interest-bearing deposits	(575)	(2,980)	(3,555)
FHLB and short-term borrowings	(831)	445	(386)
Trust preferred securities, net of fair value adjustments	1	(1)	—
Total interest expense	(1,405)	(2,536)	(3,941)
Net interest income(1)	$2,239	$(1,019)	$1,220

(1) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:
•We calculate ‘‘non-GAAP core operating income’’ as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪Goodwill impairment - We performed an interim review of goodwill as of June 30, 2020. The book value of goodwill exceeded its fair market value and resulted in a full $7.4 million impairment.

▪Charges and adjustments associated with the full vesting of a former executive - We incurred additional charges in the second quarter of 2021 related to the acceleration of $0.7 million of certain cash, stock-based compensation, and employee costs.

▪Bank Owned Life Insurance - We obtain bank owned life insurance on key employees throughout the organization and received a $1.8 million benefit in the second quarter of 2021.

The most directly comparable GAAP financial measure for non-GAAP core operating income is net income (loss).
•We calculate "core return on average tangible common equity" as Non-GAAP core operating income (as defined above) divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.
•We calculate "Non-GAAP core operating return on average assets" as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.
•We calculate ‘‘non-GAAP core operating return on average common equity’’ as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.
•We calculate "tangible common stockholders' equity" as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.
•We calculate ‘‘tangible book value per share’’ as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.
•We calculate "non-GAAP core operating efficiency ratio - fully tax equivalent (FTE)" as non-interest expense adjusted to remove non-recurring, or non-core, non-interest expenses as defined above under non-GAAP core operating income divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring, or non-core, non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.
•We calculate "non-GAAP pre-tax pre-provision profit" as net income (loss) before taxes plus the provision for loan losses.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Six Months Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021	06/30/2020	06/30/2021
	(Dollars in thousands)
Non-GAAP core operating income:
Net income (loss)	$(7,356)	$8,006	$8,094	$12,035	$15,577	$(3,499)	$27,612
Add: Goodwill impairment(1)	7,397	—	—	—	—	7,397	—
Add: Accelerated employee benefits	—	—	—	—	719	—	719
Less: Tax effect(2)	—	—	—	—	210	—	210
Accelerated employee benefits, net of tax	—	—	—	—	509	—	509
Less: BOLI settlement benefits(1)	—	—	—	—	1,841	—	1,841
Non-GAAP core operating income	$41	$8,006	$8,094	$12,035	$14,245	$3,898	$26,280

(1) No tax effect.
(2) Represents the tax impact of the adjustments above at a tax rate of 21.0%, plus a permanent tax benefit associated with stock-based grants.

	Quarter Ended					Six Months Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021	06/30/2020	06/30/2021
	(Dollars in thousands)
Non-GAAP core return on average tangible common equity:
Net income (loss) available to common stockholders	$(7,356)	$8,006	$8,094	$12,035	$15,577	$(3,499)	$27,612
Non-GAAP core operating income	41	8,006	8,094	12,035	14,245	3,898	26,280
Average common equity	611,466	613,910	620,496	625,875	633,417	612,208	629,667
Less: average goodwill and intangibles	7,576	238	218	199	179	7,629	189
Average tangible common equity	603,890	613,672	620,278	625,676	633,238	604,579	629,478
Return on average common equity	(4.84)%	5.19%	5.19%	7.80%	9.86%	(1.15)%	8.84%
Non-GAAP core return on average tangible common equity	0.03%	5.19%	5.19%	7.80%	9.02%	1.30%	8.42%

	Quarter Ended					Six Months Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021	06/30/2020	06/30/2021
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	$(7,356)	$8,006	$8,094	$12,035	$15,577	$(3,499)	$27,612
Non-GAAP core operating income	41	8,006	8,094	12,035	14,245	3,898	26,280
Average assets	$5,441,513	$5,486,252	$5,523,196	$5,798,167	$5,673,638	$5,209,810	$5,735,558
Return on average assets	(0.54)%	0.58%	0.58%	0.84%	1.10%	(0.14)%	0.97%
Non-GAAP core operating return on average assets	—%	0.58%	0.58%	0.84%	1.01%	0.15%	0.92%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$608,092	$617,883	$624,428	$628,834	$637,190
Less: goodwill and other intangible assets	247	227	208	188	169
Tangible common stockholders' equity	$607,845	$617,656	$624,220	$628,646	$637,021
Tangible book value per share:
Tangible common stockholders' equity	$607,845	$617,656	$624,220	$628,646	$637,021
Shares outstanding at end of period	52,167,573	52,195,778	51,679,516	51,678,669	50,958,680
Book value per share	$11.66	$11.84	$12.08	$12.17	$12.50
Tangible book value per share	$11.65	$11.83	$12.08	$12.16	$12.50

	Quarter Ended					Six Months Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021	06/30/2020	06/30/2021
	(Dollars in thousands)
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)
Non-interest expense	$31,010	$23,011	$23,732	$22,818	$25,813	$53,233	$48,631
Less: Accelerated employee benefits	—	—	—	—	719	—	719
Less: goodwill impairment	7,397	—	—	—	—	7,397	—
Adjusted Non-interest expense (numerator)	$23,613	$23,011	$23,732	$22,818	$25,094	$45,836	$47,912
Net interest income	41,157	39,327	41,537	41,117	42,328	79,385	83,445
Tax-equivalent interest income(1)	685	669	683	704	734	1,380	1,438
Non-interest income	2,634	4,063	2,949	4,144	5,825	4,729	9,969
Less: BOLI settlement benefits	—	—	—	—	1,841	—	1,841
Total tax-equivalent income (denominator)	$44,476	$44,059	$45,169	$45,965	$47,046	$85,494	$93,011
Efficiency Ratio	70.81%	53.03%	53.35%	50.41%	53.61%	63.29%	52.06%
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)	53.09%	52.23%	52.54%	49.64%	53.34%	53.61%	51.51%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax-equivalent basis. The incremental tax rate used is 21.0%.
(2) Represents the tax impact of the adjustments above at a tax rate of 21.0%, plus a permanent tax benefit associated with stock-based grants.

	Quarter Ended					Six Months Ended
	06/30/2020	09/30/2020	12/31/2020	03/31/2021	06/30/2021	06/30/2020	06/30/2021
	(Dollars in thousands)
Non-GAAP Pre-Tax Pre-Provision Profit
Net income (loss) before taxes	$(8,219)	$9,504	$9,879	$14,943	$18,840	$(4,069)	$33,783
Add: Provision for loan losses	21,000	10,875	10,875	7,500	3,500	34,950	11,000
Non-GAAP Pre-Tax Pre-Provision Profit	$12,781	$20,379	$20,754	$22,443	$22,340	$30,881	$44,783